12401 South 450 East	Avenida 16 de Julio No.1525	Jaimes Freire, 4 Norte
Building D1	Edificio Mutual La Paz Penthouse	Calle Las Jardineras #16
Salt Lake City, Utah 84020	Casilla 14888 La Paz, Bolivia	Santa Cruz de la Sierra, Bolivia
(801) 619-9320 Office	(591-2) 233-0033 Oficina	(591-3)312-1148 Oficina
(801) 619-1747 Fax	(591-2) 233-2552 Fax	(591-3)312-1149 Fax
goldeneagleinc@earthlink.net	oficinas.ejecutivas@acslp.org	info@geii.com

FOR IMMEDIATE RELEASE

CONTACT: Sabrina Martinez in Investor Relations: (801) 619-9320

Golden Eagle Arranges Bank Loan Payoff

Company Reports Positive Impacts to Balance Sheet

SALT LAKE CITY, UTAH--(PR NEWSWIRE)--December 21, 2004---Golden Eagle announced today that it has reached agreement in principal for the full and final payoff of its $1 million note to Frost Bank of Houston, Texas prior to its maturity date of December 29, 2004.

        Two trusts, which have been long-term shareholders in Golden Eagle, have agreed to pay the Frost note off in full. The company will then be obligated to these trusts in the future. The terms and conditions of the new note with the trusts are: a one-year term, monthly interest payments at an annual rate of 8.5% and quarterly principal payments of $250,000 beginning in the first quarter of 2005.

        In a simultaneous debt negotiation that enhances the company’s balance sheet, Golden Eagle announced that a long-time Golden Eagle shareholder and lender has agreed to convert her current note and accrued interest with the company, totaling $1,037,000, to restricted common stock at $0.045 per share.

        This conversion completes a debt elimination process begun by the company two years ago. As a result of that process the net equity on Golden Eagle’s balance sheet has climbed to $5.2 million.

        “We are pleased with the confidence shown in Golden Eagle’s future by these supportive shareholders,” stated Terry C. Turner, Golden Eagle’s CEO. “We have now eliminated substantially all debt in the company with the exception of the new loan announced today that we plan to pay off in 2005. Our company is on a very positive financial course as we prepare to bring the Buen Futuro project on-line in Bolivia and direct Golden Eagle toward sustained profitability. This financial restructuring through the elimination of debt and interest significantly improves our ability to finance our Buen Futuro project.”

        Eagle E-mail Alerts: If you are interested in receiving Eagle E-mail Alerts, please e-mail the Company at: eaglealert@geii.com.

Golden Eagle International, Inc. is a gold exploration and mining company located in Salt Lake City, Utah; and La Paz and Santa Cruz, Bolivia. The Company is currently focusing its efforts on developing its mining rights on 49,900 acres (77 square miles) in the Tipuani Gold District located in western Bolivia, which has produced 32 million ounces of gold in its known history; and continuing exploration and development on 136,500 acres (213 square miles) in eastern Bolivia’s Precambrian Shield. Golden Eagle is a mining company with a social conscience, having provided many humanitarian programs at its mine site, including the only hospital, doctor and nurse in Cangalli, Bolivia, for the past seven years, as well as having provided for the educational needs of the students of the area. The Company highly recommends that you review its disclosures, risk statements, previous press releases, annual reports, quarterly reports and current reports found at its website: www.geii.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS AND RISKS

Some of the statements in this press release are forward-looking statements and as such are based on an assumed set of economic conditions and courses of action. These include the ability of Golden Eagle to obtain the necessary financing on reasonable terms, estimates of mineral reserves and future production levels, expectations regarding mine production costs, expected trends in mineral prices, and statements that describe Golden Eagle’s future plans, objectives or goals. There is a significant risk that actual results will vary, perhaps materially, from results projected depending on such factors as changes in general economic conditions and financial markets, changes in prices for gold and copper, technological and operational hazards in Golden Eagle’s mining and mine development activities, uncertainties inherent in the calculation of mineral reserves, mineral resources and metal recoveries, the timing and availability of financing, governmental and other approvals and other risk factors listed from time-to-time in Golden Eagle’s Form 10-K and its other reports filed with the Securities and Exchange Commission. Golden Eagle disclaims any responsibility to update forward-looking statements made herein.

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